Consent of Independent Auditors

The Board of Managers
Avendra, LLC:
We consent to the incorporation by reference in the registration statement (No. 333-191335) on Form S-8 of ClubCorp Holdings, Inc. of our report dated March 24, 2017, with respect to the consolidated balance sheets of Avendra, LLC as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, members’ deficit, and cash flows for the years then ended, which report appears in the December 27, 2016 annual report amendment no. 1 on Form 10‑K/A of ClubCorp Holdings, Inc.
(signed) KPMG LLP
McLean, Virginia
March 24, 2017